Exhibit 10.1
SEVERANCE AND RELEASE AGREEMENT
THIS SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Kindred Biosciences, Inc. (the “Company”) and Denise Bevers (“Executive”).
WHEREAS, Executive’s employment with the Company will terminate on July 31, 2020 (the “Termination Date”);
WHEREAS, the Company will provide Executive with certain benefits in accordance with Executive’s amended and restated executive employment agreement with the Company dated May 22, 2018 as amended by Amendment No. 1 thereto (the “Employment Agreement”) in consideration of Executive’s separation and the promises and covenants of Executive as contained herein, including Executive’s agreement to release all claims against the Company;
NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
1.Separation. Effective on the Termination Date, Executive will cease to perform any duties whatsoever for or on behalf of the Company, except that Executive shall continue to serve as a member of the Company’s Board of Directors; provided, however, that Executive’s term as a Class III director shall expire on the date of the Company’s 2022 annual meeting of stockholders unless she is re-nominated and re-elected as a director. After the Termination Date, Executive will accrue no further vacation pay or any other benefits except as provided herein or pursuant to any pre-existing agreement pertaining to compensation for Executive’s service as a Director.
2.Consideration. Within seven days following the Termination Date and any delay in compliance with Section 409A as provided in Section 13, the Company shall pay Executive a one-time severance payment and other benefits as set forth in Section 4(c) of the Employment Agreement, less all required and customary withholdings and deductions (the “Severance Payment”). Without limiting the foregoing, all Equity (as defined in the Employment Agreement) previously granted to Executive by the Company shall vest in full upon Executive’s delivery of this Agreement, unless Executive revokes this Agreement pursuant to Section 8 below. Because Executive will continue to serve as a Director of the Company, she will be deemed to continue to render Continuous Service to the Company within the meaning of the provisions of the Company’s 2012, 2016 and 2018 Equity Incentive Plans and her time to exercise stock options awarded to her under such plans shall be extended accordingly. Company warrants that it has the authority to deem continuing service as a Director to be “Continuous Service” to the Company within the meaning of those plans. The Company agrees that Executive’s continuing service as a Director of the Company shall not preclude her from any other employment or lawful activity for compensation or profit as long as Executive preserves the confidentiality of Company information and protects Company trade secret information. Executive acknowledges that she would not otherwise be entitled to the Severance Payment were it not for her covenants, promises, and releases set forth herein.

3.No Amounts Owing. Executive acknowledges that she has received all wages and compensation due through the date of execution of this Agreement.
4.Group Insurance Benefits. Executive’s participation in all benefit plans shall cease as of the Termination Date, except that Company shall pay or reimburse Executive for the premiums for continuation through COBRA or Executive’s healthcare benefits as in effect prior to the Termination Date for the period ending on the earlier of the date after the applicable period coverage period as provided in Section 4 of the Employment Agreement and the first date of Executive’s eligibility for group healthcare coverage with a new employer. Executive’s coverage under the Company’s plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Nothing in this Agreement shall restrict or otherwise affect the Company’s right to alter, modify, add to or discontinue its employee healthcare benefits at any time as it may determine in its sole judgment.
5.Release by Executive & Promise Not to Sue.
(a)Release. Executive agrees for Executive, Executive’s heirs, executors, administrators, agents, successors and assigns to forever release and discharge the “Released Parties” (as defined below) from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, based on anything that happened or did not happen at any time up to and including the date that Executive signs this Agreement (“Claims”) with the exceptions noted below. This total release includes, but is not limited to: (1) all Claims arising directly or indirectly from Executive’s employment with the Company, the termination of that employment, and to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law; (2) all common law Claims, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (3) all Claims arising under the California Constitution, the California Labor Code, and/or California Business & Professions Code; (4) all Claims arising under any law prohibiting discrimination based upon any protected characteristic (including, but not limited to, age, race, sex, national origin, religion, sexual orientation, and disability/handicap status), including, but not limited to, all Claims arising under the California Government Code; (5) all Claims arising under the California and Federal Family and medical Leave Acts and Executive Retirement Income Security Act of 1974, as amended; and (6) all Claims arising under any law/cause of action (whether federal, state, or local) governing the employment relationship. “Released Parties” means the Company, the Company’s past, present, and future parents, subsidiaries, affiliates, and the Company’s affiliates; all of the foregoing entities’ successors and assigns; all of the foregoing entities’ officers, directors, agents, employees, insurers, attorneys, representatives, benefit plans (including such plans’ insurers, administrators, and fiduciaries), and the like; and any other person/entity claimed to be jointly and/or severally liable with the Company or through which (or in concert with) the Company has acted with respect to Executive. Notwithstanding the foregoing, Claims and the Release does not apply to the Company’s obligation to pay the Severance Payment and this Release does not apply to any matter that cannot be released as a matter of law.

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(b)Notwithstanding the foregoing, this Agreement does not release the following claims or rights:
◦Claims to vested compensation or compensation that the parties agree will vest under Executive’s prior compensation agreements, consisting of (1) vested Equity Compensation under paragraph 3(c) of Executive’s Amended and Restated Employment Agreement, (2) rights to Severance Compensation under section 4(c)(i) and 4(c)(ii) of Executive’s Amended and Restated Employment Agreement including Accrued Obligations and (3) an amount equal to Executive’s Target Bonus as amended in Amendment No.1 to Amended and Restated Employment Agreement, pro-rated based on the number of days actually served in the calendar year during which the employment termination occurs to Executive.

◦Executive’s rights under section 8 of Executive’s Amended and Restated Employment Agreement to additional cash payments to Executive (“Gross-Up Payments”) in an amount equal to the amount needed to place Executive in substantially the same after-tax economic position that Executive would have been in had the Excise Tax not applied to payments to Executive.

◦Any contractual, statutory, or other claims or rights to a defense, to indemnity, to contribution, or to insurance coverage with respect to claims or demands asserted against Executive by third parties who allege damages or other legal harm caused by acts or omissions by Executive during Executive’s employment for Releasees.

(c) Agreement Not to Sue. Executive shall not file suit in any court (or join any suit or accept relief in any suit) against any of the Released Parties asserting, pleading, or raising any claims released/waived by this Agreement.

6.Newly Discovered Facts. Executive hereby acknowledges that she may hereafter discover facts different from or in addition to those that she now knows or believes to be true when she expressly agreed to assume the risk of the possible discovery of additional facts, and she agrees that this Agreement will be and remain effective regardless of such additional or different facts. Executive expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.
7.Waiver of Section 1542. Executive hereby states that it is Executive’s intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys fees and costs hereinabove released whether known or unknown, suspected or unsuspected. Executive hereby

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expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:
“Section 1542. A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
8.Time To Review Agreement/Right to Revoke. Because Executive is over 40 years old and this Agreement includes a waiver of claims under the Age Discrimination in Employment Act, Executive acknowledges that:
a.Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;
b.Executive has been provided a full and ample opportunity to study this Agreement, including a period of at least twenty-one (21) days within which to consider it;
c.to the extent Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, Executive acknowledges that she has had sufficient time to consider this Agreement, and that she expressly, voluntarily and knowingly waives any additional time, and
d.Executive is aware of her rights to revoke this Agreement at any time within a seven (7) day period following the date Executive executes this Agreement.
9.Company Property. Executive hereby represents and warrants that on or before the Termination Date, she will return to the Company all the Company’s property and documents in her possession including, but not limited to, the Company’s Confidential Information as defined in Section 12(a) below and all information derived therefrom, trade secret information, and any and all the Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.
10.Non-Disparagement.
a.Executive. Executive agrees that she shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers, now or in the future. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Company.

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b.Company. The Company agrees that it shall not make any disparaging statements concerning Executive in authorized corporate communications to third parties, including to a prospective employer of Executive. The Company acknowledges that lawful competition shall not be deemed disparaging statements for purposes of this Agreement.

11.Non-Solicitation of Employees. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Executive agrees and covenants not to directly or indirectly solicit recruit, attempt recruit, any employee of the Company for twelve (12) months, to run consecutively, beginning on the Termination Date. Company acknowledges that for the twelve months following execution of this Agreement, current employees may voluntarily seek employment with Executive following the termination of her employment for Company provided that she does not solicit or recruit them.
12.Confidentiality.
a.Executive agrees that she will not, without the prior written consent of the Company, knowingly use or disclose to any person other than to persons in the then current employ of the Company, any information of a confidential or proprietary nature relating in any way to the Company or the Company affiliates, including without limitation any information relating to the financial performance or condition, financing arrangements and the terms thereof, personnel, products, production methods, systems, designs, know-how, suppliers, customers or customer requirements, investors or investor requirements or potential investors, or any trade secrets of the Company or any the Company affiliate (collectively “Confidential Information”).

b.To the extent allowed by law, the Company agrees to promptly notify Executive if it receives a subpoena calling for production of Executive’s employment records in order to provide Executive an opportunity to oppose the subpoena.

13.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption under Section 409A, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the

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Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
14.Entire Agreement. This Agreement embodies the entire agreement of the parties hereto and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement or between Executive and any Company affiliate. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement.
15.Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its or her agents, directors, officers, employees, servants, successors, and assigns, as well as all of the Released Parties.
16.Construction. This Agreement shall not be construed in favor of one party or against the other.
17.Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.
18.Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
19.Governing Law. This Agreement shall be interpreted under the law of the State of California, both as to interpretation and performance.
20.Attorneys’ Fees. In the event of any litigation relating to or arising from this Agreement, including but not limited to litigation concerning claims released or waived by this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.
21.Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
23.No Admissions. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments

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and consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.
24.Knowing and Voluntary Waiver. Executive acknowledges and agrees that: (1) Executive has carefully read and fully understands the terms of this Agreement, including its release-of-claims provisions; (2) she has been given adequate time to consider, and (if she desires) to consult with an attorney about, whether to sign this agreement; and (3) Executive signs this agreement knowingly, freely, and voluntarily—without any coercion, duress, or undue influence.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: July 31, 2020	Kindred Biosciences, Inc. By: /s/ Richard Chin Name: Richard Chin Title: Chief Executive Officer
Dated: July 31, 2020	Executive /s/ Denise Bevers Denise Bevers

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